Exhibit 10.5

COLLECTION SERVICES AGREEMENT

This Collection Agreement (the “Agreement”) is entered into as of the 11th day of January, 2007 between Prosper Marketplace, Inc., a Delaware corporation with its principal place of business at 111 Sutter Street, 22nd Floor, San Francisco, California 94104 (“Company”), and Account Solutions Group, LLC, with its principal place of business at  205 Bryant Woods South, Amherst, New York 14228 (hereinafter referred to as “Collector”) (each of Company and Client, individually, the “Party”, and collectively, the “Parties).

WHEREAS, Collector is a nationwide debt collection agency engaged in the business of collecting on debts owed to creditors by consumers residing in the United States;

WHEREAS, Company is an online lender engaged in the business of originating direct consumer loans to U.S. residents and selling the loans to third parties on a servicing retained basis;

WHEREAS, Company, as duly appointed servicer of the loans pursuant to consumer loan purchase and servicing agreements between Company and third party purchasers of the loans, desires to engage Collector to perform collection services in connection with delinquent loans (“Accounts”) on the terms provided in this Agreement;

NOW THEREFORE, in consideration of the foregoing, other good and valuable consideration, and the mutual terms and covenants contained herein, the Parties hereto agree as follows:

1.                                      NATURE AND SCOPE OF COLLECTION ACTIVITIES

Pursuant to the terms of this Agreement, the Company may, from time to time and in its sole discretion, assign Accounts to Collector for collection of past-due amounts. Upon receipt of an Account for collection, Collector shall use its reasonable best efforts to collect past-due amounts on the Accounts, and bring the Accounts current. All Accounts assigned for Collection under this Agreement shall be at least 30 days contractually past due. Company has the right, at any time and in its sole discretion, with or without cause, to recall an Account from Collector. Collector’s obligation to collect past-due amounts on Accounts shall terminate on the earlier of (i) when the delinquency is fully cured, or (ii) when Company in its discretion exercises its right to recall the Account. Although Company has the right to recall an assigned Account from Collector at any time, it is Company’s desire to allow Collector to retain an Account for at least 90 days, in order to afford Collector the opportunity to collect the past-due amounts on the Account. Upon recall of an Account by Company, Collector shall cease all collection activity on the subject Account, and Company may in its sole discretion sell the Account to a third party debt buyer in accordance with the terms of Company’s loan purchase, sale and servicing agreements with the owners of the Accounts. Company hereby engages Collector and Collector agrees to render to provide collection services on the terms provided herein.

2.                                      DUTIES AND OBLIGATIONS OF COLLECTOR

2.1                                 Collector shall: (i) act prudently in accordance with customary and usual third party deficiency collection procedures for other institutional collection companies which collect receivables similar to the Accounts; and (ii) use and exercise that degree of skill and attention that is customary with other third party deficiency collection companies in the industry that collect receivables in connection with direct loans and sales contracts and that is customary for receivables for which it provides collection services. Subject to the forgoing standards and except as provided in this Agreement, Collector shall have the full power and authority acting alone to do any and all things in connection with collecting Accounts that it may deem reasonably necessary or desirable to recover delinquent amounts.

2.2                                 All collection services performed by Collector or its agents, subcontractors or representatives shall be performed in full compliance with all applicable federal, state and local laws, including without limitation federal and state laws governing business practices and debt collection practices. Collector may not use any threats, intimidation, harassment, or otherwise violate any applicable law or regulation in performing the services under this Agreement. Collector shall be duly licensed and bonded in all states that require licensure and/or bonding for collection agencies.

2.3                                 Collector shall immediately notify Company of Collector’s receipt of any service of process or any inquiries by federal, state, or local governmental authorities relating to any Account. In the event a lawsuit, administrative proceeding or customer complaint is initiated with respect to any Account during or after Collector takes assignment of the Account, Collector shall promptly upon request provide Company with all documentation and information within Collector’s possession or control affecting the subject Account. Collector shall also cooperate with Company in the defense or response to any lawsuit, administrative proceeding or customer complaint affecting an Account, and shall provide declarations or documentation reasonable required by Company to assist in Company’s defense or response, or in Company’s prosecution of any lawsuit or proceeding. Collector shall, at the request and direction of the Company, make all files and records available to Company and to any federal or state regulator with regulatory authority over Company.

2.4                                 Collector shall not have the right to commence or participate in legal proceedings to collect any Accounts.

2.5                                 Collector shall not offer or accept settlement of an Account for less than the full balance owing on the Account.

2.6                                 Collector shall not contact or communicate with any third party investor, owner or purported owner of an Account. All communications of any kind with the owner of an Account shall be by and through Company. If Collector is contacted by a third party investor, owner or purported owner of an Account, Collector shall immediately notify Company of such contact.

2.7                                 Upon receipt of assignment of an Account for collection, Collector shall use reasonable best efforts to collect delinquent amounts on such Account. Accounts recalled by the Company shall be transferred back to Company or to Company’s designee by Collector at no charge to Company. When transferring an Account back to Company or Company’s designee, Collector shall transfer to Company an electronic confirmation that Collector has cancelled collection efforts relating to the Account, and Collector shall delete from its records all files, documentation and information relating to the Account, except that Collector may retain and maintain only such Account information as is necessary to comply with legal recordkeeping requirements applicable to Collector. Collector acknowledges and agrees that its receipt of Accounts pursuant to this Agreement is for purposes of collection only, and Collector shall not obtain or acquire any ownership interest in any Accounts assigned to Collector for collection hereunder. Collector further acknowledges and agrees that the decision to assign an Account to Collector is in Company’s sole discretion, and Company is not obligated to assign any minimum number of Accounts, or any Accounts at all, to Collector under this Agreement.

2.8                                 Delinquent amounts to be collected on Accounts assigned to Collector may include past-due principal and interest, late charges, ACH fees and other authorized fees as specified by Company at the time of assignment.

2.9                                 Collector shall, prior to the commencement of any collection activities on an Account, run a bankruptcy check on all obligors of Accounts transferred to Collector. Collector shall notify the Company immediately upon receipt of any notification with respect to Bankruptcy of an Account obligor, and shall forward any documentation received by it with respect to the Bankruptcy.

2.10                           Collector will notify Company immediately, in writing, of any claims or litigation filed or threatened against Collector or Company. Collector will also maintain complete and accurate records with respect to any complaints received in connection with an Account. Collector shall promptly notify the Company in writing of any imposed fines, penalties, suits or alleged violations of any law or regulation in the performance of this Agreement.

2.11                           Collector shall maintain anti-fraud, privacy, security and employee background check programs, and allow Company to audit Collector records with respect to such programs or Collector’s commission calculations, or any other reasonable subject, upon written notice from Company.

2.12                           Collector understands and agrees that a brief description of Collector and of Collector’s compensation payable pursuant to this Agreement shall be displayed publicly on Company’s web site at www.prosper.com, along with collection performance metrics and statistics. The form of disclosure appears at http://www.prosper.com/public/help/topics/lender-collection_agencies.aspx. Collector shall provide Company with a description of Collector, including Collector’s qualifications and experience in collecting receivables similar to the Accounts, for Company to display on Company’s web site. Company may display the description provided by Collector, or Company may in its discretion edit or revise the description of Collector; provided, however, any revisions to the description shall be subject to Collector’s prior approval.

2.13                           Collector shall accept payments from borrowers in multiple formats, including cash, check, wire and consumer-generated ACH. Collector shall transfer payments received by Account obligors to Company’s designated account immediately upon receipt and clearance from borrower, on a daily basis, in ACH or wire format. Collector shall bear the cost of electronic transmission of funds.

2.14                           Collector shall return to Company any Accounts positively identified as resulting from ID Theft.

2.15                           Collection shall meet technology requirements of Company as set forth in Appendix B.

3.                                      RESPONSIBILITIES OF COMPANY

3.1                                 Company may reasonably  request Collector to modify or supplement Collector’s duties or methods of performing those duties provided that Collector shall be compensated by the requesting party at a reasonable fee for any reasonable increase in expense experienced by Collector due to such additional requests. Any such modification or supplement must be agreed to by the parties in writing as an Amendment or Addendum to this Agreement signed by authorized representatives of both parties as provided in Article 12.10 herein.

3.2                                 Company agrees to provide Collector with weekly notification of all direct payments received by Company on Accounts under collection by the Collector. Company shall, on a monthly basis, reimburse amounts due on Account payments received directly by the Company during such time when an Account has been transferred to Collector for collection.

3.3                                 Upon assignment of Accounts to Collector, Company agrees that it will cease written and telephonic communications with the Account debtors, other than to inform them of additional fees, charges and payments due.

3.4                                 Upon assignment of Accounts to Collector, Company will provide Collector with an itemization of the specific delinquent amounts due on each Account.

3.5                                 In performing this Agreement, including Company’s assignment of Accounts to Collector, Company and its agents, subcontractors and/or representatives shall fully comply with all applicable federal, state and local laws, including without limitation the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and federal and state laws governing business practices and debt collection practices.

4.                                      MONTHLY REPORTING

On or before the tenth (10th) day of each calendar month, Collector shall report to Company on a monthly basis in a format acceptable to Company, the gross and net amounts collected by the

Collector during the immediately preceding calendar month. This report shall be in addition to electronic data transmissions required under the Technology Requirements in Appendix B.

5.                                      COMPENSATION

5.1                                 In consideration for the collection services performed by Collector hereunder, Collector shall receive the fees as outlined in Appendix A (“Fees”). Company acknowledges and agree that all amounts payable to Collector pursuant to this Agreement shall be payable solely from amounts collected and that in no event shall the Company be liable for any costs or expenses of Collector, except as provided in Section 10 (Indemnification). By way of clarification and not limitation, there shall be no additional fees associated with technology, licensing, implementation, account maintenance, transmission fees, bankruptcy checks and authentication fees, or other costs associated with the collection efforts.

5.2                                 Collector will be entitled to withhold Fees from Account monies remitted directly to Collector prior to transfer to Company so long as proper accounting for this withholding is provided to Company. Collector shall reflect amounts collected as well as Fees as part of the Account reporting, and additionally shall provide monthly statements reflecting both amounts collected and Fees, as well as report these items as part of the electronic transmissions.

5.3                                 Collector shall not be entitled to collect any fees (including without limitation service fees, insufficient funds (NSF) fees, convenience fees, wire transfer fees, collection fees or  attorney’s fees) or other amounts, except for the Fees described on Appendix A.

6.                                      REPRESENTATIONS AND WARRANTIES OF COLLECTOR

6.1                                 Collector is duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to do business, and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified. Collector has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement. Collector will comply with the laws of each state to the extent necessary to perform its obligations under this Agreement.

6.2                                 This Agreement and all other instruments or documents to be delivered hereunder or pursuant hereto, and the transactions contemplated hereby, have been duly authorized by all necessary corporate proceedings of Collector.

6.3                                 The execution and delivery of this Agreement by Collector hereunder and the compliance by Collector with all provisions of this Agreement do not conflict with or violate any applicable law, regulation or order and do not conflict with or result in a breach of or default under any of the terms or provisions of any contract or agreement to which Collector is subject or by which it or its property is bound, nor does such execution, delivery or compliance violate the by-laws or articles of incorporation or formation of Collector.

6.4                                 This Agreement constitutes a legal, valid and binding obligation of the Collector enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

6.5                                 There are no proceedings or investigations pending or, to the Collector’s knowledge, threatened against the Collector, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Collector or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Collector of its obligations under, or the validity or enforceability of, this Agreement or (iv) that could have a material adverse effect on the Loans.

6.6                                 The Collector is not required to obtain the consent of any other party or any consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement which has not already been obtained. The Collector has in place the errors and omissions and/or blanket crime policies required to be maintained pursuant to Section 8.

6.7                                 The representations and warranties contained in this Section shall survive the execution of this Agreement.

7.                                      TERM AND TERMINATION

7.1                                 Term. This Agreement shall become effective on the date hereof and shall continue for a period of one (1) year, unless earlier terminated as set forth.

7.2                                 Termination. Either Party shall have the right to terminate this Agreement at any time without cause upon ninety (90) days prior written notice. Each Party shall have the right to terminate this Agreement immediately on written notice upon the occurrence of an event of default as described in Section 9 of this Agreement.

7.3                                 Post-Termination Rights. In the event of termination or expiration of this Agreement, the Parties’ respective obligations under this Agreement shall continue in full force and effect through the effective date of termination or expiration, except (i) to the extent that such obligations are expressly designated to survive termination, and (ii) that Collector shall continue its collection efforts with respect to the Accounts assigned prior to and existing on the date of termination for a period of ninety (90) days, and at no additional cost will provide information to Company or Company’s designee to facilitate the recall or ultimate sale of Accounts if necessary. Collector will provide Company a final accounting with respect to all Accounts remaining with the Collector at the end of the 90 day period.

8.                                      ERRORS AND OMISSIONS AND BLANKET CRIME INSURANCE

8.1                                 Collector shall maintain, at its own expense, (i) an errors and omissions insurance policy or comparable self-insurance plan and (ii) a blanket crime policy, in each case in accordance with industry standards for receivables similar to the Loans and with broad coverage with established insurance companies, covering all officers, employees or other persons acting on behalf of Collector in any capacity with regard to the Loans to handle funds, money, documents and papers relating to the Loans. The Collector shall provide Company with evidence of such coverage upon request. Any such insurance shall protect and insure Collector against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons and shall be maintained in a form and amount that would meet the requirements of prudent institutional collection companies servicing consumer receivables.

8.2                                 No provision of this Section requiring such insurance shall diminish or relieve Collector from its duties and obligations as set forth in this Agreement. Collector shall cause each of its sub-contractors engaged as permitted under this Agreement, if any, to maintain a policy of insurance covering errors and omissions which would meet the above stated requirements. Upon Company’s request, the Collector shall cause any sub-contractor to deliver to such person a certificate evidencing coverage under such errors and omissions and/or crime protection policies. Notwithstanding the foregoing, the Collector will give prompt written notice to Company if the insurance coverage maintained by the Collector pursuant to this Section is modified or amended in any way that would be adverse to Company.

9.                                      EVENTS OF DEFAULT

If any one of the following events (“Events of Default”) shall occur and be continuing:

(a)  Any failure by either Party to deliver to the other Party any proceeds or payment required to be so delivered under the terms of this Agreement that shall continue unremedied for a period the of  five (5) Business Days after the earlier of (i) knowledge by  defaulting Party of such failure; or (ii) receipt of written notice by the defaulting Party of such failure from the aggrieved Party

(b)  Failure on the part of either Party to observe or to perform in any material respect any other covenants or agreements set forth in this Agreement, which failure shall continue unremedied for a period of thirty (30) days after the date on which written notice of such failure shall have been received by  the defaulting Party from the aggrieved Party;

(c)  A breach of any representation or warranty made in this Agreement that is not cured in all material respects within thirty (30) consecutive days after the earlier of (i) receipt of written notice of such breach from the aggrieved Party ; or (ii) upon discovery  by the Party in breach;

(d)  A voluntary or involuntary petition for bankruptcy concerning Collector is filed under Title 11 of the United States Code, the Collector makes a general assignment for the benefit of creditors or commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Collector, or a custodian is appointed for, or takes charge of, all or any substantial part of the property of the Collector; or

(e)  Any representation, warranty, certification or statement made by the either Party in this Agreement or in any certificate or report delivered by it pursuant to this Agreement shall prove to have been incorrect in any material respect when made or deemed made and such error shall not be cured in all material respects within thirty (30) consecutive days after the earlier of (i) receipt of written notice of such error from the aggrieved Party or (ii) upon discovery by the Party which made the representation, warranty, certification or statement;

then, and in each and every case and so long as such event of default shall not have been remedied,  either Party may terminate all of the rights and obligations of the other Party under this Agreement. In addition to the indemnification rights and the right to terminate this Agreement as provided herein, the Parties agree that upon the happening of any of the foregoing events of default, either Party may avail itself of any other relief to which it may be legally or equitably entitled.

10.                               INDEMNIFICATION

10.1                           Collector agrees to indemnify and hold Company and its respective officers, directors employees and agents (each an “Indemnified Party”), harmless from and against any and all claims, damages, losses, liabilities, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses, including reasonable legal fees and expenses (collectively, “Losses”) that such Indemnified Party may sustain in any way related to the negligence or misconduct of Collector (or any person hired by the Collector) in its performance under the terms of this Agreement, or arising from any breach of the representations and warranties of Collector, provided, however, that Collector shall not be required to indemnify  Company against any Losses that the Company may sustain in any way related to errors in such accounting and servicing records and other documentation provided to the Collector by Company or third party retained by Company. Collector shall immediately notify Company if a claim is made by a third party with respect to this Agreement or any of the Loans.

10.2                           Collector may accept and reasonably rely on all accounting and servicing records and other documentation provided to Collector by or at the direction of Company. Company acknowledges and agrees that Collector, its respective officers, directors, employees and agents (each a “Collector Indemnitee”), shall be held harmless and indemnified from and against any and all claims, losses, liabilities, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Collector may sustain in any way related to the negligence or misconduct of Company (or any person hired by the Company) in its performance under the terms of this Agreement, or arising from any breach of the representations and warranties of Company, or relating to Company’s unauthorized use of or reference to Collector on Company’s website, or in any way related to the negligence or misconduct of the Company with respect to the origination of the Loans.

10.3                           This right to indemnification shall survive the termination of this Agreement.

11.                               CONFIDENTIALITY

11.1                           Confidential Information. Each Party and their respective affiliates, directors, officers, employees, authorized representatives, agents and advisors (including without limitation, attorneys, accountants, consultants, bankers and financial advisors) shall keep confidential all information concerning the other Party’s proprietary business procedures, products, services, operations, marketing materials, fees, policies or plans and all Nonpublic Personal Information of the other Party that is received or obtained during the negotiation or performance of the Agreement, whether such information is oral or written, and whether or not labeled as confidential by such Party (collectively “Confidential Information”). “Nonpublic Personal Information” shall include all personally identifiable financial information and any list, description or other grouping of consumers, and publicly available information pertaining to them, that is derived using any personally identifiable financial information that is not publicly available, and shall further include all “nonpublic personal information” as defined by federal regulations implementing the Gramm-Leach-Bliley Act, as amended from time to time. “Personally identifiable financial information” means any information a consumer provides to a Party in order to obtain a financial product or service, any information a Party otherwise obtains about a consumer in connection with providing a financial product or service to that consumer, and any information about a consumer resulting from any transaction involving a financial product or service between a Party and a consumer. Personally identifiable information may include, without limitation, a consumer’s first and last name, physical address, zip code, email address, phone number, social security number, birth date, and any other information that itself identifies or when tied to the above information, may identify a consumer.

11.2                           Use of Confidential Information. The Parties shall use Confidential Information only as necessary to perform the Agreement, provided however, that the Parties may use Confidential Information that is Nonpublic Personal Information in a manner consistent with the direction of the consumer to which it relates. For as long as Confidential Information is in possession of a Party, such Party shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, to prevent the use, duplications or disclosure of Confidential Information, provided, however, that a Party may disclose Confidential Information (i) to its employees or agents who are directly involved in negotiating or performing the Agreement and who are apprised of their obligations under this Addendum and directed by the receiving Party to treat such information confidentially, or (ii) as required by law or by a supervising regulatory agency of a receiving Party. Neither Party shall disclose, share, rent, sell or transfer to any third party any Confidential Information except as necessary to perform the Agreement; provided, however, that if either Party discloses, shares, rents, sells or transfers Nonpublic Personal Information to any third party, the disclosing Party shall (i) prohibit each third party recipient of Nonpublic Personal Information from disclosing, sharing, renting, selling or transferring such Nonpublic Personal Information to any other third party except as necessary to perform the Agreement, and (ii) require each third party recipient of Nonpublic Personal Information to comply with the requirements of this Section. The Parties’ rights and obligations under this Section shall survive termination of the Agreement indefinitely.

11.3                           Privacy Policies. Each Party’s Privacy Notices and Privacy Policies are consistent with the Federal Trade Commission’s procedures, rules and regulations, as applicable and as amended from time to time, and comply with acceptable trade practices and the instructions of the consumer whose Nonpublic Personal Information is involved. Neither Party’s Privacy Notices and Privacy Policies conflict with such Party’s obligations under the Agreement.

11.4                           Return of Information. Upon the termination or expiration of the Agreement, or at any time upon the request of the disclosing Party, the other Party shall promptly return all Confidential Information received in connection with the transaction, and shall promptly destroy such materials containing such information (and any copies, extracts, and summaries thereof) and shall further provide the other Party with written confirmation of such return or destruction upon request; provided, however, that this Section shall not apply to: (i) Nonpublic Personal Information received by a Party in accordance with the terms of the Agreement, for the sole purpose of performing the Agreement, or (ii) system notes of Collector relating to Accounts, provided, however, that Company shall have the right to access such notes upon reasonable request by Company to Collector.

11.5                           Indemnity; Remedies. In the event a Party discovers that Confidential Information has been used in an unauthorized manner or disclosed in violation of this Section, the Party discovering the unauthorized use or disclosure shall immediately notify the other Party of such event, and the disclosing Party shall indemnify and hold the other Party harmless from all claims, damage, liability, costs and expenses (including court costs and reasonable attorneys’ fees) arising or resulting from the unauthorized use or disclosure. In addition, the non-disclosing Party shall be entitled to all other remedies available at law or equity, including injunctive relief.

12.                               MISCELLANEOUS

12.1                           Subcontractors. Neither Party may subcontract its obligations hereunder to a third party without the prior express written consent of the other, except that such written consent is not required for those subcontractors that may be necessary to perform certain delegable obligations of this Agreement (“Necessary Subcontractors”), including but not limited to the subcontractor Collector uses to generate and issue collection letters to consumers  and the subcontractor that provides Collector its software for collections. The Parties shall remain responsible for obligations, services and functions performed by such Necessary Subcontractors (and their subcontractors) to the same extent as if such obligations, services and functions were performed by the Parties. Collector shall, upon Company’s request, provide Company with the identity of all subcontractors directly related to collection efforts on Accounts. Compensation payable under this Agreement shall not be increased if Necessary Subcontractors or other subcontractors are used in connection with collection of an Account.

12.2                           No Agency Relationship. The relationship between Company and Collector shall not be construed as a joint venture, partnership or principal-agent relationship, and under no circumstances shall any of the employees of one Party be deemed to be employees of the other Party for any purpose. This Agreement shall not be construed as authority for either Party to act for the other in any agency or any other capacity, except as expressly set forth in this Agreement.

12.3                           Waivers; Cumulative Remedies. No failure or delay on the part of Company to insist upon the strict performance of any term or condition under this Agreement or to exercise any right or remedy available under this Agreement at law or in equity, shall imply or otherwise constitute a waiver of such right or remedy, and no single or partial exercise of any right or remedy by any Party will preclude exercise of any other right or remedy. All rights and remedies provided in this Agreement are cumulative and not alternative; and are in addition to all other available remedies at law or in equity.

12.4                           Further Assurances. Each Party agrees, if reasonably requested by the other Party, to execute and deliver such additional documents or instruments and take such further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement.

12.5                           Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) three business days after being deposited in the U.S. mail, first class, postage prepaid, (ii) upon transmission, if sent by facsimile transmission, or (iii) upon delivery, if served personally or sent by any generally recognized overnight delivery service, to the following addresses:

To the Collector:	Account Solutions Group, LLC
205 Bryant Woods South
Amherst, NY 14228
Attn: Dennis Cardarella
Fax no. (716) 564-4440

To Company:	Prosper Marketplace, Inc.
111 Sutter Street, 22nd Floor
San Francisco, CA 94104
Attn: Nancy Satoda, Director of Credit Risk
Fax no. (415) 362-7233
With a copy to Edward A. Giedgowd, General Counsel, at the same fax number.

The timing and content of any advertisements, announcements, press releases or other promotional activity relating to this Agreement, and the use of each other’s name or trademarks shall be subject to the prior approval of both Parties.

12.6                           Assignment. Neither Party may transfer or assign all or a portion of its rights, obligations and duties under this Agreement to unless the other Party has consented to such transfer or assignment.

12.7                           Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY DAMAGES OR CLAIMS FOR LOST PROFITS OR CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

12.8                           Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.9                           Entire Agreement. This Agreement, including any exhibits or other documents attached hereto or referenced herein, each of which is hereby incorporated into this Agreement and made an integral part hereof, constitutes the entire agreement between the Parties relating to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior understandings, negotiations and discussions, written or oral, of the Parties relating to the transactions contemplated by this Agreement.

12.10                     Modification. No change to this Agreement shall be valid unless in writing and signed by authorized representatives of both parties.

12.11                     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

12.12                     Provisions Severable. If any provision of this Agreement shall be or become wholly or partially invalid, illegal or unenforceable, such provision shall be enforced to the extent that its legal and valid and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired.

12.13                     Counterparts. This Agreement may be executed in two or more counterparts, each of which together shall be deemed an original, but all of which shall constitute one and the same instrument.

12.14                     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

 [SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

COLLECTOR:

ACCOUNT SOLUTIONS GROUP, LLC

By:	/s/ LANCE DELLAMEA
Name:	Lance DellaMea
Its:	Senior Vice President

COMPANY:

PROSPER MARKETPLACE, INC.

By:	/s/ CHRISTIAN A. LARSEN
Name:	Christian A. Larsen
Its:	CEO & President

APPENDIX A

Fees:

Collector shall receive a percentage (the “Collection Fee Percentage”) of any amounts due (whether past due or due for the current period) that are collected and received by Collector on an Account. The Collection Fee Percentage shall be 15% with respect to amounts received during the first thirty (30) days following the date an Account is assigned to Collector; on the 31st day after the date an Account is assigned to Collector, the Collection Fee Percentage shall be reduced by 70%, and on the 61st day after the date an Account is assigned to Collector, the then-applicable Collection Fee Percentage shall again be reduced by 70%, as set forth in the following table. The Collection Fee Percentage corresponding to the time period in which collections are received by Collector shall apply to such collections.

Time Period When Collections are Received	Collection Fee Percentage
Within 30 days following receipt of an Account	15.00%
31 to 60 days following receipt of an Account	10.50%
61 days or more following receipt of an Account	7.35%

Regardless of which time period amounts are collected, the Collection Fee Percentages shown above shall be increased by 5% for any collections which bring an Account current.

For example, if an Account with a past-due amount of $120 is assigned to Collector on November 10, 2006, and Collector receives $100 on December 3, 2006, Collector’s Fee would be $15 ($100 x 15%). However, if Collector receives $120 on December 3, 2006 (thereby bringing the Account current), Collector’s Fee would be $24 ($120 x 20%).

Appendix B

Technology Requirements

•                    Technology requirements may be modified by the mutual written consent of the Parties.

•                    Data transmissions to and from Company will occur via a secure FTP server on a daily batch basis using a Company approved format.

•                    “Diff” files on Company Account information to be transmitted from Collector to Company daily. Complete Account information to be transmitted on a weekly basis.

•                    Borrower Account information to be maintained will include, among other items, number and mode of contact attempts, successful contacts and content of interaction, and repayment information.

•                    Collector to maintain appropriate firewalls, anti-virus and encryption standards for the protection of Account information.

•                    Collection agents computer systems to operate under lockdown, with no printing and downloading capabilities available at agent terminals. Appropriate security measures to be followed with respect to information security.

•                    Collector to host all Account database information domestically, and all Account records to remain onshore.

•                    Collector to keep current and provide to Company with written documentation of the Disaster Recovery, Security and Security Audit programs to be implemented on Company Accounts.

•                    Company to have ability to conduct an onsite audit of Collector facilities and practices on a reasonable, periodic basis.

•                    Collector to maintain records of all collection attempts, all collection e-mails sent to or received from borrower, and  system notes of all phone conversations.

•                    Collector to notify Company immediately if a security breach is detected or suspected.